UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

July 30, 2009

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

0-20852	16-1387013
(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Technology Parkway, Newark, New York 14513
(Address of principal executive offices) (Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ultralife Corporation (the “Company”) reported results for the second quarter ended June 28, 2009.

Revenue for the second quarter was $39.6 million compared to $87.9 million for the same quarter last year, a $48.3 million decline attributable to lower advanced communications systems revenue. Revenue in the second quarter of 2008 included $61.9 million of advanced communications systems revenue related primarily to orders received in the latter part of 2007 that were fulfilled during 2008. Partially offsetting the lower advanced communications systems revenue was a $5.8 million increase in rechargeable products revenue and a $1.2 million increase in non-rechargeable products revenue. Gross margin for the second quarter declined to 17.1% from 23.5% for the comparable quarter last year, reflecting the lower contribution of higher margin advanced communications systems revenue. Included in the second quarter 2009 cost of products sold was a $1.8 million increase in the inventory reserve following the evaluation of lower of cost or market considerations as a result of current economic conditions.

The Company also revised its outlook for 2009 revenue and now expects 2009 fiscal year revenue to be between $180 million and $210 million and operating profit for the second half of the year to be between $1 million and $10 million.

The information set forth in this Form 8-K and the attached exhibit is being furnished to and not filed with the Securities and Exchange Commission and shall not be deemed to be incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except to the extent specifically provided in any such filing.

Item 9.01. Financial Statements, Pro Forma Financials and Exhibits.

(a)        Exhibits.

            99.1      Press Release dated July 30, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRALIFE CORPORATION
Dated:	July 30, 2009.	By:	/s/John C. Casper
Vice President of Finance & CFO

INDEX TO EXHIBITS

(99)   Additional Exhibits

99.1   Press Release dated July 30, 2009.